UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 26, 2014

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Crexendo, Inc.

(Exact Name of Registrant as Specified in Its Charter)

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Delaware	001-32277	87-0591719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 S. 52nd Street, Tempe, AZ 85281

(Address of Principal Executive Offices) (Zip Code)

(602) 714-8500

(Registrant’s Telephone Number, Including Area Code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01. NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On November 21, 2014, Crexendo, Inc (the “Company”) received a letter from the NYSE MKT LLC (“NYSE MKT” or the Exchange) stating that the Company is not in compliance with the continued listing standards as set forth in Section 1003(a) (ii) of the NYSE MKT Company Guide (the “Company Guide”).  The Company reported stockholders' equity of $3.8 million as of September 30, 2014 and net losses, in its four most recent fiscal years ended December 31, 2013.

In order to maintain its listing, the Company must submit a plan of compliance by December 23, 2014 advising of actions it has taken or will take to regain compliance with Section 1003(a) (ii) of the Company Guide by May 23, 2016. If NYSE MKT determines to accept the plan, the Company will be notified in writing and will be subject to periodic reviews including quarterly monitoring for compliance with the plan. If the Company does not submit a plan or if the plan is not accepted, delisting proceedings will commence. Furthermore, if the plan is accepted but the Company is not in compliance with the continued listing standards by May 23, 2016 or if the Company does not make progress consistent with the plan during the plan period; the Exchange may initiate delisting procedures as appropriate.
The Company’s management is reviewing its options to address the deficiency and expects to submit a compliance plan on or before the deadline set by the Exchange.

ITEM 8.01. OTHER EVENTS.

On November 26, 2014, the Company issued a press release pertaining to the NYSE MKT letter referenced above. A copy of that press release is furnished as Exhibit 99.1 hereto and incorporated into this Item 8.01 by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued on November 26, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Crexendo, Inc.

November 26, 2014	By:	/s/ Ronald Vincent
Ronald Vincent
Chief Financial Officer